Exhibit 99.1

GameStop Reports Sales and Earnings for Fiscal 2010

GameStop Achieves Record Sales and Net Earnings

Digital Sales Increase 61%

2010 EPS Grows 18%

GRAPEVINE, Texas--(BUSINESS WIRE)--March 24, 2011--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today reported record sales and earnings for the fourth quarter and the fiscal year ended January 29, 2011.

Financial Results

Total sales for the fourth quarter of 2010 increased 4.8% to $3.69 billion, in comparison to $3.52 billion in the prior year quarter. Comparable store sales increased 2.6%. Net earnings increased 10.1% to $237.8 million, as compared to net earnings of $215.9 million in the prior year quarter. Diluted earnings per share increased 20.9% to $1.56, as compared to $1.29 in the prior year quarter.

For fiscal year 2010, total sales increased 4.3% to an all-time high of $9.47 billion, in comparison to $9.08 billion in fiscal 2009. Comparable store sales increased 1.1%. Through our multichannel network, GameStop customers purchased $290 million of console and PC digital offerings in 2010, a 61% increase over 2009.

Net earnings increased 8.1% to a record $408.0 million, including debt retirement costs of $6.0 million ($3.8 million, net of tax benefits), as compared to fiscal 2009 net earnings of $377.3 million, including debt retirement costs of $5.3 million ($3.3 million, net of tax benefits). Diluted earnings per share grew 17.8% to $2.65, including debt retirement costs of $0.02 per share, as compared to $2.25, including debt retirement costs of $0.02 per share, in fiscal 2009.

Paul Raines, chief executive officer, stated, “In 2010, our innovations in e-commerce, digital offerings and PowerUp Rewards™ helped drive record sales, earnings and market share. Our focus in 2011 is to build on the success of our PowerUp Rewards program, expand our used business and increase our digital revenues, all while delivering strong financial results.”

Rob Lloyd, chief financial officer, said, “In 2010, GameStop generated more than $590 million of operating cash flow. We returned more than $380 million to shareholders through stock repurchases, reduced debt by $200 million as well as funded our new initiatives, digital acquisitions and global expansion. Overall, we begin 2011 in a position of financial strength and remain on track to meet our long-term return on invested capital (ROIC) goal.”

Share Repurchase Update

During the fourth quarter, GameStop purchased 5.4 million shares at an average price of $20.77, or $112 million worth of stock. In February 2011, $500 million was approved to be used for share repurchases and debt retirement over the next 18 months, replacing the existing authorization. In fiscal 2011, GameStop has purchased 5.9 million shares at an average price of $19.88, or $118 million worth of stock.

Earnings Guidance

The following table provides detailed elements of our sales and earnings guidance for our 2011 first quarter and full year, based on current industry expectations and modest economic improvement.

	First Quarter	Fiscal Year 2011
Net Sales Increase	6.0% to 8.0%	6.0% to 8.0%

Comparable Store Sales	4.0% to 6.0%	3.5% to 5.5%

Depreciation & Amortization Expense (in millions)	$44.0 to $46.0	$180.0 to $190.0

Income Tax Rate	35.0% to 36.0%	35.5% to 36.5%

Weighted Average Shares Outstanding	143,500,000	142,500,000

Diluted Earnings Per Share	$0.53 to $0.55	$2.82 to $2.92

In 2011, GameStop will continue to invest in strategic initiatives begun in 2010 in order to increase market share and drive digital sales growth. Our fiscal 2011 operating plan includes incremental costs of approximately $26 million, or $0.12 per share, for these projects.

GameStop’s fiscal 2011 capital expenditure budget of $170 million includes spending in the following categories:

  $100 million in digital initiatives, technology systems and loyalty program support
  $70 million for store remodels and store openings

For 2011, in the U.S., GameStop expects to open approximately 200 new stores, focusing on underserviced markets. The company also expects to close 200 stores, primarily those overlapping store locations due to past acquisitions with expiring leases. We will use our PowerUp Rewards loyalty program database to more effectively communicate with customers and thereby improve the sales transfer rate and overall store profitability. We expect to pursue opportunistic growth internationally.

Note that guidance only includes the effect of the shares purchased thus far in fiscal 2011 from the $500 million share and debt repurchase plan authorized in February 2011.

Conference Call and Webcast Information

A conference call with GameStop Corp.’s management is scheduled for March 24, 2011 at 10:00 a.m. Central Time to discuss the fourth quarter and fiscal year end sales and earnings results. The conference call will be simulcast on the Internet at http://investor.gamestop.com/. The conference call will be archived on the website until April 24, 2011.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop’s retail network and family of brands include 6,670 company-operated stores in 17 countries worldwide; www.Kongregate.com, a leading browser-based game site with more than 12 million monthly unique visitors; and Game Informer(R) magazine, the leading multi-platform video game publication. The company also sells video games and related merchandise at www.GameStop.com. General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2011, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

GameStop Corp.
Statements of Operations
(in millions, except per share data)

	13 weeks	13 weeks
	ended	ended
	Jan. 29, 2011	Jan. 30, 2010

Sales	$3,692.8	$3,524.0
Cost of sales	2,789.1	2,649.9

Gross profit	903.7	874.1

Selling, general and administrative
expenses	482.7	483.3
Depreciation and amortization	45.3	43.4

Operating earnings	375.7	347.4

Interest expense, net	6.0	9.8

Earnings before income
tax expense	369.7	337.6

Income tax expense	131.9	123.2

Consolidated net income	237.8	214.4
Net loss attributable to noncontrolling interests	0.0	1.5
Consolidated net income attributable to GameStop	$237.8	$215.9

Net income per common share:
Basic[1]	$1.58	$1.31
Diluted[1]	$1.56	$1.29

Weighted average common shares
outstanding:
Basic	150.9	164.3
Diluted	152.1	167.6

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	75.5%	75.2%

Gross profit	24.5%	24.8%

SG&A expenses	13.1%	13.7%
Depreciation and amortization	1.2%	1.2%

Operating earnings	10.2%	9.9%

Interest expense, net	0.2%	0.3%

Earnings before income
tax expense	10.0%	9.6%

Income tax expense	3.6%	3.5%
Consolidated net income	6.4%	6.1%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	6.4%	6.1%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Statements of Operations
(in millions, except per share data)

	52 weeks	52 weeks
	ended	ended
	Jan. 29, 2011	Jan. 30, 2010

Sales	$9,473.7	$9,078.0
Cost of sales	6,936.1	6,643.3

Gross profit	2,537.6	2,434.7

Selling, general and administrative
expenses	1,700.3	1,635.1
Depreciation and amortization	174.7	162.6

Operating earnings	662.6	637.0

Interest expense, net	35.2	43.2
Debt extinguishment expense	6.0	5.3

Earnings before income
tax expense	621.4	588.5

Income tax expense	214.6	212.8

Consolidated net income	406.8	375.7
Net loss attributable to noncontrolling interests	1.2	1.6
Consolidated net income attributable to GameStop	$408.0	$377.3

Net income per common share:
Basic[1]	$2.69	$2.29
Diluted[1]	$2.65	$2.25

Weighted average common shares
outstanding:
Basic	151.6	164.5
Diluted	154.0	167.9

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	73.2%	73.2%

Gross profit	26.8%	26.8%

SG&A expenses	18.0%	18.0%
Depreciation and amortization	1.8%	1.8%

Operating earnings	7.0%	7.0%

Interest expense, net	0.4%	0.4%
Debt extinguishment expense	0.0%	0.1%

Earnings before income
tax expense	6.6%	6.5%

Income tax expense	2.3%	2.4%
Consolidated net income	4.3%	4.1%

Net loss attributable to noncontrolling interests	0.0%	0.1%

Consolidated net income attributable to GameStop	4.3%	4.2%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Balance Sheets
(in millions, except per share data)

	Jan. 29,	Jan. 30,
	2011	2010
ASSETS:
Current assets:
Cash and cash equivalents	$710.8	$905.4
Receivables, net	65.5	64.0
Merchandise inventories	1,257.5	1,053.6
Prepaid expenses and other current assets	92.2	83.1
Deferred taxes	28.8	21.2
Total current assets	2,154.8	2,127.3

Property and equipment:
Land	24.0	11.5
Buildings & leasehold improvements	577.2	523.0
Fixtures and equipment	817.8	711.5
	1,419.0	1,246.0
Less accumulated depreciation and amortization	805.2	661.8
Net property and equipment	613.8	584.2

Goodwill, net	1,996.3	1,946.5
Other noncurrent assets	298.9	297.3
Total assets	$5,063.8	$4,955.3

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,028.1	$961.7
Accrued liabilities	719.7	694.0
Total current liabilities	1,747.8	1,655.7

Other long-term liabilities	171.1	129.3
Senior notes payable, net of discount	249.0	447.3
Total liabilities	2,167.9	2,232.3

Stockholders' equity:
Preferred stock - authorized 5.0 shares; no shares
issued or outstanding	--	--
Class A common stock - $.001 par value; authorized 300.0 shares;
146.0 and 158.7 shares outstanding, respectively	0.1	0.2
Additional paid-in-capital	928.9	1,210.5
Accumulated other comprehensive income	162.5	114.7
Retained earnings	1,805.8	1,397.8
Equity attributable to GameStop Corp. stockholders	2,897.3	2,723.2
Equity (deficit) attributable to noncontrolling interest	(1.4)	(0.2)
Total equity	2,895.9	2,723.0
Total liabilities and stockholders' equity	$5,063.8	$4,955.3

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	Jan. 29, 2011		Jan. 30, 2010
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$781.4	21.2%	$737.9	20.9%
New video game software	1,593.4	43.1%	1,561.2	44.3%
Used video game products	805.6	21.8%	777.1	22.1%
Other	512.4	13.9%	447.8	12.7%

Total	$3,692.8	100.0%	$3,524.0	100.0%

	52 Weeks Ended		52 Weeks Ended
	Jan. 29, 2011		Jan. 30, 2010
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$1,720.0	18.1%	$1,756.5	19.3%
New video game software	3,968.7	41.9%	3,730.9	41.1%
Used video game products	2,469.8	26.1%	2,394.1	26.4%
Other	1,315.2	13.9%	1,196.5	13.2%

Total	$9,473.7	100.0%	$9,078.0	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	Jan. 29, 2011		Jan. 30, 2010
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$56.2	7.2%	$40.9	5.5%
New video game software	321.0	20.1%	322.2	20.6%
Used video game products	355.8	44.2%	360.7	46.4%
Other	170.7	33.3%	150.3	33.6%

Total	$903.7	24.5%	$874.1	24.8%

	52 Weeks Ended		52 Weeks Ended
	Jan. 29, 2011		Jan. 30, 2010
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$124.9	7.3%	$113.5	6.5%
New video game software	819.6	20.7%	795.0	21.3%
Used video game products	1,140.5	46.2%	1,121.2	46.8%
Other	452.6	34.4%	405.0	33.8%

Total	$2,537.6	26.8%	$2,434.7	26.8%

CONTACT:
Media Contact:
Chris Olivera
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Divisional Vice President,
Investor Relations
GameStop Corp.
(817) 424-2130